As filed with the Securities and Exchange Commission on April 7, 2003

Registration No. 333-103107

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE THAXTON GROUP, INC.

(Exact name of Registrant as specified in its Charter)

South Carolina	57-0669498
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1524 Pageland Highway Lancaster, South Carolina	29720
(Address of principal executive offices)	(Zip Code)

The Thaxton Group, Inc. Employee Savings Plan

(Full title of the Plan)

Allan F. Ross

Vice President, Chief Financial Officer and Secretary

The Thaxton Group, Inc.

1524 Pageland Highway

Lancaster, South Carolina 29720

(Name and Address of Agent for Service)

(803) 285-4337

(Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Barney Stewart III, Esq.

Thomas H. O’Donnell, Jr., Esq.

Moore & Van Allen, PLLC

100 North Tryon Street, Suite 47

Charlotte, North Carolina 28202-4003

(704) 331-1000

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Item 1 will be sent or given to employees, directors or others as specified by Rule 428(b). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Registration Statement on Form S-8, these documents are not being filed with the Commission either as part of this Registration Statement or as a prospectus pursuant to Rule 424.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in Item 2 will be sent or given to employees, directors or others as specified by Rule 428(b). In accordance with the rules and regulations of the Commission and the instructions to Registration Statement on Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as a prospectus pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

Except as indicated below, our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (File No. 000-27086) filed by us with the Commission is incorporated herein by reference. In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act (other than those which furnish information pursuant to Regulation F-D), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this registration statement.

Item 6. Indemnification of Directors and Officers.

Our Bylaws provide for indemnification of its officers and directors against liabilities and reasonable expenses incurred in connection with any action, suit or proceeding to which such person may be a party because he is or was a director or officer of The Thaxton Group, Inc. or serving in a similar capacity at our request for another entity, to the fullest extent permitted by the laws of South Carolina. Under the laws of South Carolina, unless limited by its articles of incorporation, a corporation shall indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director or officer of such corporation, against reasonable expenses incurred by him in connection with the proceeding. South Carolina law also provides that a corporation may indemnify a director or officer if he acted in good faith and in a manner he reasonably believed to be, with respect to conduct in his official capacity, in the best interests of the corporation, and, in all other cases, in a manner not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, he had no reason to believe his conduct was unlawful. With respect to suits by or in the right of The Thaxton Group, Inc., such a person may be indemnified if he acted in good faith and, in the case of conduct within his official capacity, he reasonably believed his conduct to be in our best interest, and in all other cases, he shall not have been adjudged to be liable to us.

The South Carolina Business Corporation Act of 1988 also permits certain corporations, including us, by a provision in its articles of incorporation, to limit or eliminate the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except with respect to any breach of the director’s duty of loyalty to the corporation or its shareholders, or acts or omissions not in good faith or which involve gross negligence, intentional misconduct or a knowing violation of law, or which occurred prior to the time such provision became effective, or with respect to transactions in which the director received an improper personal benefit, or for approving an unlawful distribution. Our Second Amended and Restated Articles of Incorporation include such a provision. As a result of the inclusion of such provision, our shareholders may be unable to recover monetary damages against directors for action taken by them which constitute negligence or which are in violation of their fiduciary duty of due care, although they are not precluded from obtaining injunctive or other equitable relief with respect to such actions. Such provision is not effective to eliminate or limit statutory liabilities arising under federal law, including liabilities under federal securities laws.

Item 8. Exhibits.

Exhibit No.	Description of Document
5*	Opinion of Moore & Van Allen PLLC

23.1	Consent of Cherry, Bekaert & Holland, LLP

23.2*	Consent of Moore & Van Allen PLLC (included in the opinion filed as Exhibit No. 5)

24*	Power of Attorney (included on the signature page to initial filing of this registration statement)

*	Filed previously.

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement (File No. 333-103107) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lancaster, State of South Carolina, on April 7, 2003.

THE THAXTON GROUP, INC.

By:	/s/ ALLAN F. ROSS
Allan F. Ross
Vice President, Chief Financial Officer, Secretary and Director (Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registrant Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* James D. Thaxton	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	April 7, 2003

* Robert L. Wilson	Executive Vice President, Chief Operating Officer and Director	April 7, 2003

/s/ ALLAN F. ROSS Allan F. Ross	Vice President, Chief Financial Officer, Secretary and Director (Principal Financial and Accounting Officer)	April 7, 2003

* C.L. Thaxton, Sr.	Director	April 7, 2003

Allan F. Ross, by signing his name below, signs this document on behalf of each of the above-named persons specified with an asterisk (*), pursuant to a power of attorney duly executed by such persons, filed with the Securities and Exchange Commission in the Registrant’s Registration Statement on Form S-8 (File No. 333-103107) on February 11, 2003.

/s/ ALLAN F. ROSS
Attorney-in-fact

The Plan. Pursuant to the requirements of the Securities Act of 1933, the administrators have caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lancaster, State of South Carolina, on April 7, 2003.

THE THAXTON GROUP, INC. EMPLOYEE SAVINGS PLAN

By:	/s/ ALLAN F. ROSS
Allan F. Ross Vice President, Chief Financial Officer and Secretary of The Thaxton Group, Inc.